FOR IMMEDIATE RELEASE

CONTACTS:	James G. Rakes, Chairman, President & CEO (540) 951-6236
F. Brad Denardo, Exec. V.P. & Interim CFO (540) 951-6213

NATIONAL BANKSHARES, INC.

ANNOUNCES CFO RESIGNATION

BLACKSBURG, VA, MAY 23, 2008: NATIONAL BANKSHARES, INC. (NASDAQ Capital Market: NKSH) announced that its Treasurer (Chief Financial Officer), J. Robert Buchanan, is leaving the Company today to join First Sentinel Bank of Richlands, Virginia.

In making the announcement, National Bankshares Chairman, President & CEO James G. Rakes said, “Bob has done a fine job in his ten years with National Bankshares. He has made many positive contributions to our growth and success during that period, and he leaves us at a time when we are well-positioned for the future. We wish Bob the best in his new opportunity.”

Mr. Rakes also announced that Executive Vice President F. Brad Denardo has been appointed as interim Treasurer and CFO while National Bankshares conducts a search for a permanent replacement.

National Bankshares, Inc. is a financial holding company headquartered in Blacksburg, Virginia. It is the parent company of National Bank, a community bank with 26 office locations throughout Southwest Virginia. The Company also has an insurance and investments subsidiary, National Bankshares Financial Services, Inc. Its stock trades on the NASDAQ Stock Market under the symbol “NKSH”. Additional information is on the Company’s web site at www.nationalbankshares.com.